CUSIP No. 02318X100	13G

Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other filing entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 13, 2014	APPOSITE HEALTHCARE FUND, LP
acting by its manager, Apposite Capital LLP

	By:	/s/ Dr. A.P. Marchington
	Name:	Dr. A.P. Marchington
	Title:	Partner

Date: February 13, 2014	APPOSITE HEALTHCARE (GP) LIMITED

	By:	/s/ Vijayabalan Murugesu
	Name:	Vijayabalan Murugesu
	Title:	Director

Date: February 13, 2014	APPOSITE CAPITAL LLP

	By:	/s/ Dr. A.P. Marchington
	Name:	Dr. A.P. Marchington
	Title:	Partner